                                                                    EXHIBIT 12.1

                      HOST MARRIOTT, L.P. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED STOCK DISTRIBUTIONS
                      (in millions, except ratio amounts)

                                                  2000  1999  1998  1997  1996
                                                  ----  ----  ----  ----  ----
Income from operations before income taxes....... $105  $240  $174  $ 83  $ (8)
  Add (deduct):
  Fixed charges..................................  533   518   415   364   283
  Capitalized interest...........................   (8)   (7)   (4)   (1)   (3)
  Amortization of capitalized interest...........    6     6     6     5     7
  Net gains (losses) related to certain 50% or
   less owned affiliate..........................  (24)   (6)   (1)   (1)    1
  Minority interest in consolidated affiliates...   27    21    52    31     6
                                                  ----  ----  ----  ----  ----
  Adjusted earnings.............................. $639  $772  $642  $481  $286
                                                  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness and amortization of
   deferred financing Costs...................... $466  $469  $335  $288  $237
  Dividends on convertible preferred securities
   of subsidiary trust...........................  --    --     37    37     3
  Distributions on preferred limited partner
   units.........................................   20     6   --    --    --
  Portion of rents representative of the interest
   factor........................................   47    43    43    39    33
  Debt service guarantee interest expense of
   unconsolidated affiliates.....................  --    --    --    --     10
                                                  ----  ----  ----  ----  ----
  Total fixed charges and preferred stock
   distributions................................. $533  $518  $415  $364  $283
                                                  ====  ====  ====  ====  ====
Ratio of earnings to fixed charges and preferred
 stock distributions............................. 1.20  1.49  1.54  1.32  1.01